Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Jason Knadler
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	jknadler@ciber.com

CIBER POSTS THIRD QUARTER 2008 RESULTS

Revenue and EPS Increase, Outlook Updated

GREENWOOD VILLAGE, Colorado – October 23, 2008 – Today CIBER, Inc. (NYSE: CBR), reports its results for the third quarter and nine months of 2008, ended September 30th.

Financial Highlights:

•                  Third Quarter of 2008

•                  Revenue of $300.0 million represented a $34.3 increase (13%, 9% organic) compared to $265.7 million for the year earlier period.

•                  EBITDA (see appended table) was $19.0 million, an increase of $0.2 million quarter-over-quarter.

•                  Net income of $7.9 million was $0.4 million, or 6%, higher than 2007’s third quarter.

•                  GAAP EPS of $0.13 per share was 8% greater than the $0.12 per share of 2007.

•                  Cash flow from operations of $21.8 million was a $3.1 million, or 17%, increase as compared to the third quarter a year ago.

•                  Nine Months of 2008

•                  Revenue of $912.0 million increased $120.5 million (15%, 9% organic) as compared to the first nine months of 2007.

•                  EBITDA of $62.4 million increased 11%, or $6.2 million over the comparable 2007 period.

•                  Net income of $24.0 million increased $2.1 million, or 10%, year-over-year.

•                  GAAP EPS from the first nine months of 2008 was $0.40 per share, compared to $0.35 per share in the like 2007 period, a 14% increase.

•                  Cash flow from operations (see statement below) of $62.8 million was an increase of $39.6 million, or 171%, more than the comparable 2007 period.

Management Comments:

“We overcame some obstacles, including the much stronger U.S. dollar, but still managed to report results at the lower end of the range of the company’s outlook for the quarter, while also executing operational achievements that will benefit future quarters.  The credit and foreign exchange markets certainly developed hurdles to overcome and our U.S. SAP Practice underperformed severely in the quarter,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Realigning our U.S. SAP Practice and creating our Global SAP Practice in September were among the achievements of the quarter.  Closing the announced and pending Indian acquisition will be helpful to our future.  Iteamic Private Limited is strategic to our global business model and we will be very pleased when they have joined CIBER.  We achieved our outlook for the quarter despite further increases to our reserves, which were partially offset by a more favorable tax rate.  We are encouraged to close the year solidly and further our market traction in 2009.”

3Q08 Operational Highlights

U.S. Commercial and IT Outsourcing (ITO) Divisions

•                  Announcing the pending acquisition of Iteamic Private Limited (Bangalore, India), which when closed will greatly boost leadership and delivery in offshore operations.

•                  Operating results through the summer season were steady as our progress to more solutions based activity continues.

European Division

•                  Organic top-line growth of 27% (38% total) continues to lead our revenue increases.

•                  Cross-border wins with marquis clients continue to drive growth.

State & Local Government Division

•                  A new five-year, $19 million maintenance agreement for the successful project for the Pennsylvania Turnpike Commission was awarded and commenced in August.

Federal Government Division

•                  A $9 million win with the Department of Homeland Security and a $10 million win with the Social Security Administration helped the backlog of this Division.

•                  We continue to do the right things to elevate our capability to bid projects as a prime contractor, evidenced by a dozen pending award decisions where we have bid as the prime.

•                  The activities around a change of U.S. Presidency continue to cause greater delays in awards of projects that are pending.

CIBER Enterprise Solutions (CES) Division (U.S. ERP)

•                  We were excited to establish our Global SAP Practice, which includes the U.S. SAP Practice, to better coordinate resourcing in multi-national transactions.  In addition, Tom Augustine was hired as Vice President in October to lead the Public Sector portion of the U.S. SAP Practice.

•                  A $20 million SAP implementation win for a U.S. client with Chinese operations was awarded and commenced in mid-September.

•                  Oracle ERP wins in the quarter included a college in California and the Oklahoma Department of Transportation.

Eastern Asia-Pacific Operations

•                  Australia and New Zealand continue to grow in SAP retail industry implementations.

•                  Chinese operations are assisting both the U.S. and the UK on new multi-country rollouts.

Pipeline and Wins Data

The pipeline of opportunities (excluding Europe) being tracked at September 30th increased $50 million to approximately $3.15 billion.  Contract wins in the quarter totaled approximately $260 million, and the year-to-date book-to-bill ratio is approximately 1.1:1.

Balance Sheet Highlights

•                  Working capital was $174.8 million.

•                  DSOs on services were 68 days.

•                  CIBER purchased 250,000 shares into Treasury during the quarter at $6.84/share.

4Q08 and 2008 Outlook

•                  Fourth Quarter 2008

The Company believes revenue will be in the range of $290-300 million and that GAAP EPS will be $0.14-0.15 per share.

•                  Calendar 2008

CIBER believes that 2008 revenue will be $1.202-1.212 billion and GAAP EPS estimates will be $0.54-0.55 per share.

Conference Call and Webcast

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on October 23, 2008 and may be heard live by visiting the Investor Relations portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial 800-762-8795 within the United States, and 303-262-2161 internationally, using the conference ID number 11119917.  A replay of the conference call will be available through November 22, 2008 by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11119917.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2007	2008	2007	2008
Consulting services	$253,496	$286,004	$749,726	$867,484
Other revenue	12,241	13,962	41,739	44,525
Total revenue	265,737	299,966	791,465	912,009

Cost of consulting services	185,423	209,515	549,912	632,811
Cost of other revenue	7,533	8,170	24,859	28,850
Selling, general and administrative expenses	57,478	67,464	171,217	200,000
Amortization of intangible assets	1,456	1,604	4,256	4,823
Operating income	13,847	13,213	41,221	45,525
Other expense, net	2,147	1,904	6,257	7,942
Income before income taxes	11,700	11,309	34,964	37,583
Income tax expense	4,234	3,432	13,085	13,601
Net income	$7,466	$7,877	$21,879	$23,982

Earnings per share – diluted	$0.12	$0.13	$0.35	$0.40

Weighted average shares – diluted	61,820	60,791	62,054	60,485

For the three months ended September 30, 2007 and 2008, respectively, earnings per share – basic were $0.12 and $0.13 and weighted average shares – basic were 61,042 and 60,032.

For the nine months ended September 30, 2007 and 2008, respectively, earnings per share – basic were $0.36 and $0.40 and weighted average shares – basic were 61,283 and 60,098.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2007	September 30, 2008

Assets
Current assets:
Cash and cash equivalents	$31,717	$39,341
Accounts receivable, net	269,070	260,034
Prepaid expenses and other current assets	24,032	21,878
Deferred income taxes	9,384	6,835
Total current assets	334,203	328,088

Property and equipment, net	27,297	27,584
Intangible assets, net	475,677	470,036
Other assets	11,936	11,233
Total assets	$849,113	$836,941

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,538	$30,615
Accrued compensation and related liabilities	54,837	68,599
Current portion of long-term bank debt	9,108	2,512
Other accrued expenses and liabilities	53,493	47,887
Income taxes payable	5,447	3,690
Total current liabilities	158,423	153,303

Long-term bank debt	49,810	98,542
Debentures	152,000	80,985
Deferred income taxes	31,857	35,909
Total liabilities	392,090	368,739

Minority interest	2,464	4,083

Shareholders’ equity	454,559	464,119
Total liabilities and shareholders’ equity	$849,113	$836,941

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
In thousands	2007	2008

Operating activities:	$21,879	$23,982
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,736	9,513
Amortization of intangible assets	4,256	4,823
Other, net	(11,757)	24,438
Net cash provided by operating activities	23,114	62,756

Investing activities:
Acquisitions, net of cash acquired	(17,316)	(7,790)
Purchases of property and equipment, net	(8,631)	(10,837)
Other	1,864	233
Net cash used in investing activities	(24,083)	(18,394)

Financing activities:
Employee stock purchases and options exercised	4,912	3,559
Purchases of treasury stock	(11,845)	(7,519)
Borrowings on long-term bank debt, net	4,859	42,155
Retirement of debentures	—	(68,779)
Other, net	100	(4,315)
Net cash used in financing activities	(1,974)	(34,899)

Effect of foreign exchange rate changes on cash	1,653	(1,839)
Net increase (decrease) in cash and cash equivalents	(1,290)	7,624
Cash and cash equivalents, beginning of period	33,319	31,717
Cash and cash equivalents, end of period	$32,029	$39,341

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                 Reconciliation of Revenue Growth Components ($ in Millions)

Three Months Ended

Divisions	Sept. 30, 2007	Organic	Acquired	Foreign Exchange	Total	Sept. 30, 2008

Commercial/ITO	$90.2	8.9%	—%	—%	8.9%	$98.2

Europe	76.3	26.8	2.6	8.6	38.0	105.3

State & Local	34.0	2.9	—	—	2.9	35.0

Federal	34.2	-8.2	—	—	-8.2	31.4

CES (U.S. ERP)	31.0	-11.0	8.1	—	-2.9	30.1

	$265.7	8.7%	1.7%	2.5%	12.9%	$300.0

Nine Months Ended

Divisions	Sept. 30, 2007	Organic	Acquired	Foreign Exchange	Total	Sept. 30, 2008

Commercial/ITO	$271.2	7.4%	—%	—%	7.4%	$291.2

Europe	223.4	26.2	2.7	14.8	43.7	321.0

State & Local	105.0	4.8	—	—	4.8	110.0

Federal	102.3	-5.5	—	—	-5.5	96.7

CES (U.S. ERP)	89.6	-7.2	11.1	—	3.9	93.1

	$791.5	9.0%	2.0%	4.2%	15.2%	$912.0

                II.  Segment Operating Results Analysis ($ In millions)

	Three Months Ended				Nine Months Ended
	September 30, 2007		September 30, 2008		September 30, 2007		September 30, 2008
		% of		% of		% of		% of
By Division	Amount	Revenue	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue
Commercial/ITO*	$90.2	34%	$98.2	33%	$271.2	35%	$291.2	32%
Europe*	76.3	28	105.3	35	223.4	28	321.0	35
State & Local	34.0	13	35.0	12	105.0	13	110.0	12
Federal	34.2	13	31.4	10	102.3	13	96.7	11
CES (U.S. ERP)	31.0	12	30.1	10	89.6	11	93.1	10
Total	$265.7	100%	$300.0	100%	$791.5	100%	$912.0	100%

		%		%		%		%
		of Div.		of Div.		of Div.		of Div.
		Revenue		Revenue		Revenue		Revenue
Operating Income
Commercial/ITO*	$6.9	8%	$9.7	10%	$21.9	8%	$28.3	10%
Europe*	5.1	7	7.3	7	13.1	6	23.7	7
State & Local	2.6	8	3.1	9	9.8	9	10.0	9
Federal	3.0	9	2.8	9	8.8	9	7.2	7
CES (U.S. ERP)	3.1	10	(1.7)	(6)	8.8	10	0.1	0
Corporate	(5.4)	(2)	(6.4)	(2)	(16.9)	(2)	(19.0)	(2)
EBITA	15.3	6%	14.8	5%	45.5	6%	50.3	6%
Amort. Expense	(1.5)	(1)	(1.6)	(1)	(4.3)	(1)	(4.8)	(1)
Operating Income	$13.8	5%	$13.2	4%	$41.2	5%	$45.5	5%

*U.S. Commercial includes India’s results and domestic eliminations; Europe includes Eastern Asia & Australia/NZ results.

III.           EBITDA Reconciliation to Net Income (000’s omitted)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008

Net Income	$7,466	$7,877	$21,879	$23,982
Income Tax	4,234	3,432	13,085	13,601
Pre-Tax Income	11,700	11,309	34,964	37,583
Other Expense, net	2,147	1,904	6,257	7,942
Operating Income	13,847	13,213	41,221	45,525
Share Based Comp.	630	977	1,968	2,537
Amortization	1,456	1,604	4,256	4,823
Depreciation	2,961	3,253	8,736	9,513
EBITDA	$18,894	$19,047	$56,181	$62,398

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